CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated May 26, 2022, with respect to the financial statements and financial highlights of Pioneer High Income Fund, Inc. included in this Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2022, into the Registration Statement (Form N-2, File No. No. 811-21043), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 6, 2022